Exhibit 99.1

NEWS RELEASE

CHARLES RIVER LABORATORIES ANNOUNCES
RECORD SECOND-QUARTER 2004 RESULTS
AND INCREASES GUIDANCE FOR 2004

- Sales Increase 17% and Operating Income Increases 26% -

- Operating Margin Reaches a Record 24.5% -

- Earnings Per Share Rise 24% to $0.52 -

WILMINGTON, MA, July 28, 2004, (Businesswire) – Charles River Laboratories International, Inc. (NYSE:CRL) today reported second-quarter 2004 net sales of $180.2 million, a 16.7% increase over the $154.4 million reported in the second quarter of 2003. Net income for the second quarter of 2004 increased 27.9% to $26.3 million, or $0.52 per diluted share, from $20.6 million, or $0.42 per diluted share, in the second quarter of 2003. Last year’s second-quarter results included a $0.9 million charge, or $0.01 per diluted share, resulting from a cost reduction program undertaken in the Development and Safety Testing segment.

Operating income for the second quarter of 2004 rose 26.3% to $44.2 million from $35.0 million in the second quarter of last year. The Company’s operating margin increased to 24.5% compared to 22.7% in the second quarter of last year. The operating margin increase resulted from higher sales and improved operating efficiency in both the Research Models and Services segment and the Development and Safety Testing segment.

James C. Foster, Chairman, President and Chief Executive Officer said, “We are very pleased with our second-quarter results. The value of our portfolio of essential products and services and our focused sales efforts are evident in our performance. Both business segments delivered strong results, benefiting from increased spending on drug discovery and development by pharmaceutical and biotechnology companies and by academic research institutions. By maintaining a consistent focus on expense management, we have leveraged significantly higher sales to generate an operating margin of 24.5%, the highest margin ever achieved by the Company.”

Mr. Foster continued, “The investment we made over the last eighteen months to streamline our Development Services business has positioned us extremely well to compete effectively in the robust market for outsourced drug development services. We are optimistic about our future performance both because of our positioning and our belief that the current market climate will continue through 2004 and beyond.”

Business Segments Results

Second-quarter 2004 net sales for the Research Models and Services (RMS) segment of the business were $113.3 million compared to $102.5 million last year, an increase of 10.6%. The double-digit growth reflected higher prices, increased customer demand, and favorable foreign currency translation. Increased capacity utilization resulted in a gross margin of 43.6%, compared to 42.0% in the second quarter of last year. Higher sales and increased operating efficiencies resulted in a 19.5% increase in operating income, to $38.0 million in the second quarter with an operating margin of 33.5%, compared to last year’s $31.8 million and 31.0%.

Net sales for the Development and Safety Testing (DST) segment rose 28.9% in the second quarter, to $66.9 million from $51.9 million in the same period last year. The Company’s efforts to integrate and harmonize its Development Services business and to focus its sales efforts positioned it to benefit from stronger customer demand for outsourced services, particularly in general and specialty toxicology. The segment’s gross margin increased to 37.7% from 31.9% in the second quarter of 2003. Operating income doubled to $14.4 million from $7.3 million in the second quarter of last year. The second-quarter operating margin increased to 21.6% from 14.1% last year, reflecting greater operating efficiencies as a result of higher sales, and the benefit of efforts to streamline the Development Services business.

Year-to-Date Results

Net sales for the first six months of 2004 were $352.8 million, a 15.1% increase over the $306.5 million reported in the same period last year. As a result of higher net sales and increased capacity utilization, the gross margin rose to 40.7% from 38.4% in the first half of 2003. Operating income increased 21.6% to $83.7 million from $68.9 million last year, and the operating margin increased to 23.7% from 22.5%, due to improved operating performance from the DST segment.

Diluted earnings per share for the first half of 2004 increased to $0.88 from $0.82 in the same period last year, or 7.3%. Non-GAAP earnings per diluted share rose 17.9% in the first six months of 2004, to $0.99 from $0.84 in the first half of 2003. Non-GAAP earnings per share for the first six months of 2004 excluded a net charge of $5.8 million, or approximately $0.11 per diluted share, related to the write-off of a deferred tax asset and release of a related tax valuation allowance. Non-GAAP earnings per share for the first six months of 2003 excluded a net charge of $1.7 million, or approximately $0.02 per diluted share, as a result of an asset impairment charge of $3.7 million related to the scale-back of a biopharmaceutical production facility, a French litigation settlement in the Company’s favor of $2.9 million, and a charge of $0.9 million for expenses associated with cost reduction initiatives. Charles River believes that the foregoing comparison of non-GAAP earnings is useful to investors in assessing the performance of the business on an ongoing basis, since the specified charges are unusual in nature.

Merger with Inveresk Research Group

On July 1, 2004, Charles River Laboratories and Inveresk Research Group announced that their respective Boards of Directors had approved a definitive merger agreement to create a leading global provider of essential preclinical and clinical drug development products and services to the pharmaceutical and biotechnology industry. On July 21, 2004, the companies announced that the Federal Trade Commission had granted early termination of the waiting period required by Hart-Scott-Rodino in connection with the merger. Subject to additional regulatory and shareholder approvals, the Company expects the merger to close in the fourth quarter of 2004.

2004 Outlook

The following forward-looking guidance is based on current foreign exchange rates and is exclusive of the Inveresk merger or any acquisitions which may occur. Since it is uncertain when in the fourth quarter the Inveresk merger would occur, it is impracticable to provide an estimate of the combined company’s operating results or any related GAAP reconciliations. Closing of the merger with Inveresk could cause actual results to be materially different from the forward-looking guidance.

For 2004, the Company anticipates that net sales will increase between 12% and 16%, higher than previous guidance of 9% to 13% due to the more robust business environment. As a result of stronger sales growth, the Company now expects 2004 earnings per diluted share to be in a range of $1.79 to $1.85. Excluding the one-time net charge associated with the reorganization of the European operations, non-GAAP earnings per diluted share are expected to be $1.90 to $1.96, compared to the Company’s earlier guidance of $1.83 to $1.89.

For the third quarter of 2004, the Company expects net sales to increase between 14% and 16% due to higher sales in both the RMS and DST business segments. Based on higher net sales and operating efficiencies, earnings per diluted share are expected to be in a range of $0.48 to $0.50.

Webcast

Charles River Laboratories has scheduled a live webcast on Thursday, July 29, at 8:30 a.m. EDT to discuss matters relating to this press release. To participate, please go to ir.criver.com and select the webcast link. The webcast will be available until 5:00 p.m. EDT on August 5, 2004.

Charles River Laboratories, based in Wilmington, Massachusetts, is a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. The Company is a global leader in providing the animal research models required in research and development for new drugs, devices and therapies. The Company also offers a broad and growing portfolio of products and services that enable customers to reduce cost, increase speed, and enhance productivity and effectiveness in drug discovery and development. Charles River's customer base spans over 50 countries, and includes all of the major pharmaceutical companies, biotechnology companies, and many leading hospitals and academic institutions.

Caution Concerning Forward-Looking Statements. This document includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on management's current expectations, and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements, and the Company expressly does not undertake any duty to update forward-looking statements, which speak only as of the date of this document. Those risks and uncertainties include, but are not limited to: the proposed merger with Inveresk; a decrease in pre-clinical research and development spending or a decrease in the level of outsourced services; acquisition integration risks; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in the Company's Annual Report on Form 10-K as filed on March 10, 2004, with the Securities and Exchange Commission.

Additional Information

This press release may be deemed to be solicitation material in respect of the proposed merger of Charles River and Inveresk. In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC. SHAREHOLDERS OF CHARLES RIVER AND SHAREHOLDERS OF INVERESK ARE URGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final joint proxy statement/prospectus will be mailed to shareholders of Charles River and shareholders of Inveresk. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from Charles River Laboratories, 251 Ballardvale Street, Wilmington, MA 01887, Attention: General Counsel, or from Inveresk Research Group, 11000 Weston Parkway, Cary, North Carolina 27513, Attention: Secretary. In addition, shareholders may access copies of the documentation filed with the SEC by Charles River on Charles River’s website at www.criver.com and shareholders may access copies of the documents filed with the SEC by Inveresk on Inveresk’s website at www.inveresk.com.

Charles River, Inveresk and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from their respective shareholders in respect of the proposed transactions. Information regarding Charles River’s directors and executive officers is available in Charles River’s proxy statement for its 2004 annual meeting of shareholders, which was filed with the SEC on April 9, 2004, and information regarding Inveresk’s directors and executive officers is available in Inveresk’s proxy statement for its 2004 annual meeting of shareholders, which was filed with the SEC on March 31, 2004. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

# # #

Investor Contact:
Susan E. Hardy
Director, Investor Relations
978.658.6000 Ext. 1616

     CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(dollars in thousands, except for per share data)

	Three Months Ended		Six Months Ended

	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003

Total net sales	$180,193	$154,364	$352,830	$306,489
Cost of products sold and services provided	105,572	94,779	209,381	188,922

Gross margin	74,621	59,585	143,449	117,567
Selling, general and administrative	29,220	23,349	57,340	45,488
Other operating expenses, net	-	-	-	747
Amortization of intangibles	1,198	1,230	2,389	2,478

Operating income	44,203	35,006	83,720	68,854
Interest income (expense)	(1,310)	(1,713)	(2,725)	(3,299)
Other, net	(73)	434	127	416

Income before income taxes and minority interests	42,820	33,727	81,122	65,971
Provision for income taxes	16,058	12,985	36,210	25,399

Income before minority interests	26,762	20,742	44,912	40,572
Minority interests	(462)	(181)	(1,018)	(657)

Net income	$26,300	$20,561	$43,894	$39,915

Earnings per common share
Basic	$0.57	$0.45	$0.96	$0.88
Diluted	$0.52	$0.42	$0.88	$0.82
Weighted average number of
common shares outstanding
Basic	46,046,675	45,319,310	45,950,897	45,248,913
Diluted	52,586,287	51,239,609	52,342,036	51,220,986

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(dollars in thousands)

	June 26, 2004	December 27, 2003
Assets
Current assets
Cash and cash equivalents	$224,153	$182,331
Marketable securities	10,506	13,156
Trade receivables, net	124,978	111,514
Inventories	54,676	52,370
Other current assets	10,297	11,517

Total current assets	424,610	370,888
Property, plant and equipment, net	205,885	203,458
Goodwill, net	113,691	105,308
Other intangibles, net	32,158	30,415
Deferred tax asset	53,126	61,603
Other assets	32,914	27,882

Total assets	$862,384	$799,554

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$16,451	$19,433
Accrued compensation	29,811	27,251
Deferred income	33,603	30,846
Other current liabilities	42,496	36,821

Total current liabilities	122,361	114,351
Long-term debt	185,500	185,600
Other long-term liabilities	25,977	24,804

Total liabilities	333,838	324,755

Minority interests	9,484	10,176
Total shareholders’ equity	519,062	464,623

Total liabilities and shareholders’ equity	$862,384	$799,554

     CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED)
(dollars in thousands)

	Three Months Ended		Six Months Ended

	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003

Research Models and Services
Net sales	$113,334	$102,500	$226,800	$205,623
Gross margin	49,401	43,054	98,289	87,939
Gross margin as a % of net sales	43.6%	42.0%	43.3%	42.8%
Operating income	38,007	31,798	74,486	69,036
Operating income as a % of net sales	33.5%	31.0%	32.8%	33.6%
Depreciation and amortization	4,144	3,940	8,286	7,530
Capital expenditures	4,319	2,363	7,490	4,527

Development and Safety Testing
Net sales	$66,859	$51,864	$126,030	$100,866
Gross margin	25,220	16,531	45,160	29,628
Gross margin as a % of net sales	37.7%	31.9%	35.8%	29.4%
Operating income	14,431	7,320	24,277	8,251
Operating income as a % of net sales	21.6%	14.1%	19.3%	8.2%
Depreciation and amortization	3,552	3,191	7,247	6,526
Capital expenditures	3,023	6,855	4,377	9,927

Unallocated Corporate Overhead	$(8,235)	$(4,112)	$(15,043)	$(8,433)

Total
Net sales	$180,193	$154,364	$352,830	$306,489
Gross margin	74,621	59,585	143,449	117,567
Gross margin as a % of net sales	41.4%	38.6%	40.7%	38.4%
Operating income	44,203	35,006	83,720	68,854
Operating income as a % of net sales	24.5%	22.7%	23.7%	22.5%
Depreciation and amortization	7,696	7,131	15,533	14,056
Capital expenditures	7,342	9,218	11,867	14,454

     CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS
(dollars in thousands, except for per share data)

	Three Months Ended		Six Months Ended

	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003

Net income	$26,300	$20,561	$43,894	$39,915
Add back:
Deferred tax asset write-off	-	-	7,900	-
Valuation allowance release	-	-	(2,111)	-
Impairment charge	-	-	-	3,655
Litigation settlement	-	-	-	(2,908)
Severance charges	-	871	-	871
Tax effect of impairment charge, litigation settlement
and severance charges	-	(335)	-	(623)

Net income, excluding specified charges (Non-GAAP	$26,300	$21,097	$49,683	$40,910

Calculation of earnings per common share
excluding specified charges (Non-GAAP):
Net income for purposes of calculating earnings per share
excluding specified charges (Non-GAAP)	$26,300	$21,097	$49,683	$40,910
After-tax equivalent interest expense on 3.5% senio
convertible debentures	995	995	1,991	1,991

Income for purposes of calculating fully diluted earnings
per share, excluding specified charges (Non-GAAP)	$27,295	$22,092	$51,674	$42,901

Weighted average shares outstanding - Basic	46,046,675	45,319,310	45,950,897	45,248,913
Effect of dilutive securities:
3.5% senior convertible debentures	4,759,455	4,759,455	4,759,455	4,759,455
Stock options and contingently issued restricted stock	1,440,297	747,095	1,294,509	775,189
Warrants	339,860	413,749	337,175	437,429

Weighted average shares outstanding - Diluted	52,586,287	51,239,609	52,342,036	51,220,986

Basic earnings per share	$0.57	$0.45	$0.96	$0.88
Diluted earnings per share	$0.52	$0.42	$0.88	$0.82

Basic earnings per share, excluding specified charges
(Non-GAAP)	$0.57	$0.47	$1.08	$0.90
Diluted earnings per share, excluding specified charges
(Non-GAAP)	$0.52	$0.43	$0.99	$0.84

Charles River management believes that non-GAAP financial results provide useful information to investors in bein able to assess the Company's ongoing operations without the effect of one-time charges. Such information provide investors with the ability to assess the Company's operating performance. The Company intends to continue to asses the potential value of reporting non-GAAP results consistent with applicable rules and regulations.